Exhibit 99.2

Lumber Liquidators Appoints John M. Presley as Chief Executive Officer

~ Nancy M. Taylor Named Independent Chairwoman of the Board ~

~ Thomas D. Sullivan to Continue to Serve on the Board and as Special Advisor to the CEO ~

TOANO, Va., November 4, 2015 -- Lumber Liquidators (NYSE: LL) today announced that its Board of Directors has appointed John M. Presley as Chief Executive Officer, effective November 16, 2015. He succeeds Thomas D. Sullivan, the Company’s Founder, who has served as Acting Chief Executive Officer since May 21, 2015.

Mr. Sullivan will serve as Special Advisor to the CEO and remain on the Board as Founder. In his new role, Mr. Sullivan will assist Mr. Presley in an advisory capacity to provide guidance and ensure continued progress toward executing the Company’s vision and long-term strategy.

Nancy M. Taylor, who has been a Lumber Liquidators Director since April 2014, will assume Mr. Presley’s previous role of Independent Chairman of the Board and Head of the Special Committee. Mr. Presley will continue to serve as a member of the Board.

Mr. Presley has more than 30 years of leadership experience with significant operational, financial, turnaround and risk management expertise. He has served in numerous senior management roles as a CEO and CFO of public companies, most recently as Chief Executive Officer of First Capital Bancorp since October 2008. During his tenure, First Capital significantly grew its total assets and expanded its branch footprint. Over the course of his career as a banking executive, Mr. Presley has been instrumental in expanding in-store retail branch networks and helped to pioneer the creation of supermarket banking programs across the country.

Mr. Presley joined Lumber Liquidators as a Director in April 2006, prior to the Company’s initial public offering, providing him with the insight, perspective and knowledge of the business to lead the Company forward as it enters its next phase of growth. As the Head of the Board’s Special Committee, Mr. Presley has been instrumental in helping the Company manage its nonoperational issues over the last several months.

“I look forward to working closely with John on our efforts to continue the ‘back to basics’ strategy of focusing on offering quality hardwood flooring at the best price from the most knowledgeable flooring experts in the industry,” said Mr. Sullivan. “I am proud of the work we have accomplished over the last several months to return Lumber Liquidators back to basics and I am confident that the Company has a bright future ahead.”

“Lumber Liquidators is fortunate to have someone with John’s operational expertise and track record of successful turnarounds to lead the Company forward,” said Ms. Taylor. “John also brings deep experience managing companies in highly regulated industries, which will be instrumental to Lumber Liquidators moving forward. John has made significant contributions to the Company during his nine years of service on the Board, providing him with a deep understanding of the business, strategy and operations. He also has an appreciation for Lumber Liquidators’ unique culture and the hard work and dedication of its employees. Furthermore, as Head of the Special Committee, John played a pivotal role in helping the Company address its legacy issues, displaying invaluable leadership. After careful and deliberate consideration, the Board determined that John is uniquely suited to lead Lumber Liquidators as the Company focuses on improving its core operations and enhancing its financial results.”

Ms. Taylor continued, “On behalf of the entire Board, I would like to thank Tom for serving as Acting Chief Executive Officer during a difficult time and express our gratitude that he will continue to provide his vision and guidance to the Company. Tom provided renewed inspiration across the organization as he returned the Company to its basic founding principles, which brought Lumber Liquidators from the back of a trucking yard to 370 locations in North America with millions of satisfied customers. The Company will continue to benefit from his expertise toward providing its customers with the highest quality hardwood flooring at the best price.”

Mr. Presley commented, “I am honored to have been chosen to lead Lumber Liquidators forward. Lumber Liquidators has a unique value proposition of delivering the best hardwood flooring selection, prices and expertise. Over the years I have come to see just how committed our employees are – and I know that together, we have the drive and the vision to succeed and enter the next chapter of our Company’s exciting future as we execute our turnaround. As CEO, I am committed to strengthening Lumber Liquidators across every area of the organization and improving our performance.”

John M. Presley

John M. Presley has been a Director of Lumber Liquidators since April 2006, and was appointed Chairman of the Board in May 2015. Previously, he served as the Chief Executive Officer of First Capital Bancorp since 2008. Prior to March 2008, he was Head of Strategic Initiatives at Fifth Third Bancorp, where he was responsible for executing banking strategies in existing and emerging markets. He served as Chief Financial Officer for Marshall & Ilsley Corp. from 2004 to 2006. Earlier in his career, he was Chief Financial Officer of National Commerce Financial Corp. in Memphis, Tennessee, and President and Chief Executive Officer of First Market Bank in Richmond, Virginia. Mr. Presley holds a B.A. in Economics and Business Administration from Rhodes College.

Nancy M. Taylor

Nancy M. Taylor has been a Director of Lumber Liquidators since April 2014. She previously served as the President and Chief Executive Officer of Tredegar Corporation from January 2010 to June 2015. Prior to that, she was Executive Vice President of Tredegar responsible for corporate business development in addition to her role as President of Tredegar Film Products. Previously, she served in roles of increasing responsibility at Tredegar since she joined the company in 1991. Before joining Tredegar, she was an associate at the law firm of Hunton & Williams. Ms. Taylor received a B.A. degree at College of the Holy Cross and a law degree from Catholic University of America.

Thomas D. Sullivan

Thomas D. Sullivan founded Lumber Liquidators. Prior to returning to management as Acting Chief Executive Officer in May 2015, he served as Chairman of the Board of Directors from Lumber Liquidators’ inception in 1994 through May 2015. Prior to September 2006, Mr. Sullivan also served as President and Chief Executive Officer since the Company’s incorporation in 1994. Mr. Sullivan serves on the Board of Directors of several privately held companies.

About Lumber Liquidators

With more than 370 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512